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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE


                                                  For more information, contact:
                                                                     Ira Stanley
                                         Vice President, Chief Financial Officer
                                                                    937.291.8282
                                                            istanley@mcsinet.com


           MCSi PRICES SECONDARY PUBLIC OFFERING OF 4.0 MILLION SHARES


DAYTON, OHIO - AUGUST 15, 2001-- MCSi, Inc. (Nasdaq: MCSi), a leading national integrator of state-of-the-art audio-visual, broadcast and computer technology, announced the pricing of its public offering of 4.0 million shares at a price of $11.50 per share. Net proceeds of the offering will be used primarily to repay outstanding debt. The managing underwriters of the offering were Friedman, Billings, Ramsey & Co., Inc. and William Blair and Co.

ABOUT MCSi
MCSi has emerged as the nation's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge three key industries: audio-visual systems, broadcast media and computer technology, combined with design-build and engineering expertise, computer networking and configuration services, an extensive product line, and quality technical support services, has given MCSi a distinct advantage in the systems integration marketplace and has contributed to the dramatic growth of the Company.

MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic and strong relationships maintained with manufacturers and technology leaders. With the largest selection of audio-visual/presentation, computer, and office automation products and the legacy of technical support and field service in more than 118 locations across the U.S.A. and Canada, MCSi's customers are provided with a unique value that extends beyond the product. MCSi's products are also provided over a robust business-to-business e-commerce platform powered by its affiliate, Zengine, Inc. (Nasdaq: ZNGN). Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

THE MATTERS DISCUSSED IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS CONTAIN FORWARD-LOOKING INFORMATION WITH RESPECT TO PLANS, PROJECTIONS OR FUTURE PERFORMANCE OF MCSi, THE OCCURRENCE OF WHICH INVOLVE RISKS AND UNCERTAINTIES WHICH INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, INDUSTRY TRENDS, ACTIONS OF COMPETITORS, MCSi'S ABILITY TO MANAGE ITS GROWTH, FACTORS RELATING TO ITS



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MCSi, Inc.
Page 2
August 15, 2001


ACQUISITION/MERGER STRATEGY, ACTIONS OF REGULATORY AUTHORITIES, RESTRICTIONS IMPOSED BY ITS DEBT ARRANGEMENTS, DEPENDENCE UPON KEY PERSONNEL, DEPENDENCE UPON KEY SUPPLIERS, CUSTOMER DEMAND, RISKS RELATING TO INTERNATIONAL OPERATIONS, DEPENDENCE ON ITS COMPUTER SYSTEMS AND OTHER FACTORS. A COMPLETE DESCRIPTION OF THOSE FACTORS, AS WELL AS OTHER FACTORS WHICH COULD AFFECT MCSi'S BUSINESS, IS SET FORTH IN MCSi'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 AND ITS FORM 10-Q-FOR THE QUARTER ENDED JUNE 30, 2001.


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